Exhibit 99.3

Service Corporation International

TENDER OF ALL OUTSTANDING

$550,000,000 aggregate principal amount of

5.375% Senior Notes Due 2024 issued on May 12, 2014

CUSIP No. 817565 CA0 (144A) / U81509 AB4 (Reg S)

in Exchange for 5.375% Senior Notes Due 2024

That Have Been Registered Under the

Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2014 UNLESS EXTENDED (THE “EXPIRATION DATE”).

TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Service Corporation International, a Texas corporation (“SCI”), to exchange its 5.375% Senior Notes due 2024 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of SCI’s outstanding 5.375% Senior Notes due 2024 issued on May 12, 2014 (the “Old Notes”) upon the terms and subject to the conditions set forth in the prospectus, dated                     , 2014 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offer”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated                     , 2014;

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

3. Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee;

4. Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 3 above); and

5. Letter to the holders of Old Notes.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to SCI that:

•	it is not an affiliate of SCI within the meaning of Rule 405 of the Securities Act or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•	it is not participating, and it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	if it is a broker dealer, it has not entered into any arrangement or understanding with SCI or any of SCI’s affiliates to distribute the New Notes; and

•	it is acquiring the New Notes in the ordinary course of its business.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such Old Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

SCI will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. SCI will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the exchange agent by calling Global Bondholder Services Corporation at 1 (866) 470-4500 (bankers and brokers call 1 (212) 430-3774).

Very truly yours,

SERVICE CORPORATION INTERNATIONAL

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